SENTRY PETROLEUM DELIMITS SHERWOOD PARK PROSPECT AND ANNOUNCES SUBMISSION TO DEPARTMENT OF MINES AND ENERGY

Denver, Colorado - (Marketwire - May 22, 2008) -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that its wholly owned subsidiary Sentry Petroleum (Australia) Pty. Ltd., has formally submitted its assignment of interests to acquire all exploration rights and obligations for ATP865 in Queensland Australia. The company anticipates formal approval from the Department of Mines and Energy within the next two weeks.

Sentry Petroleum President Raj Rajeswaran commented about ATP865, "Our earth sciences team have completed preliminary due diligence work on ATP865 and have identified several promising leads within the permit. In particular the Sherwood Park Prospect, located near the centre of ATP865. This feature, an erosional remnant of westerly-dipping Buckabie Formation of Upper Devonian age, exhibits a gross areal extent of 17 square kilometres and vertical closure of 130 metres. The primary reservoir is approximately 2,000 metres deep and demonstrates porosities averaging 17 percent in the nearby Gumbardo-1 well. We have done some preliminary assessments that suggest that if Sherwood Park has entrapped hydrocarbons, it would represent a major discovery." The company noted that the assessment is preliminary and significant additional work will be required before proving up the prospect for drilling.

Sentry CEO Alan Hart commented, "If the Sherwood Park structure contains commercial quantities of oil, transport of the crude from the nearby Quilpie rail terminus could quickly be established. Transport of any commercial natural gas could utilize the nearby Barcaldine pipeline. This will assist Sentry in discharging its mandate for rapid growth."

Hart continued, "The construction of the Gladstone LNG plant will be of significant value for gas explorers and producers. This is an open access facility and will give juniors like Sentry Petroleum crucial access to international gas markets."

About Sentry Petroleum:
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.